UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13-d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)*



                                 FIBERCORE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   315638-10-9
                                 (CUSIP Number)

                                  JUNE 30, 1999
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 315638-10-9                                                Page 2 of 7

--------------------------------------------------------------------------------
1.    Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        One Financial Group Incorporated
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

        New York
--------------------------------------------------------------------------------
              5.    Sole Voting Power

                      2,229,341
Number of     ------------------------------------------------------------------
Shares        6.    Shared Voting Power
Beneficially
Owned by              -0-
Each          ------------------------------------------------------------------
Reporting     7.    Sole Dispositive Power
Person With
                      2,229,341
              ------------------------------------------------------------------
              8.    Shared Dispositive Power

                      -0-
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        2,229,341
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

        5.11
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

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CUSIP NO. 315638-10-9                                                Page 3 of 7

--------------------------------------------------------------------------------
1.    Name of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only)

        Steven Phillips
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC Use Only


--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

        U.S.A.
--------------------------------------------------------------------------------
              5.    Sole Voting Power

                      3,233,014
Number of     ------------------------------------------------------------------
Shares        6.    Shared Voting Power
Beneficially
Owned by              -0-
Each          ------------------------------------------------------------------
Reporting     7.    Sole Dispositive Power
Person With
                      3,233,014
              ------------------------------------------------------------------
              8.    Shared Dispositive Power

                      -0-
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        3,233,014
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

        7.38
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

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                                                                     Page 4 of 7


ITEM 1.

            (a)   Name of Issuer

                  Fibercore, Inc.

            (b)   Address of Issuer's Principal Executive Offices

                  253 Worcester Road
                  P.O. Box 180
                  Charlton, MA 01507


ITEM 2.

            (a)   Name of Person Filing
                  (i)   One Financial Group Incorporated
                  (ii)  Steven Phillips

            (b)   Address of Principal Business Office or, if none, Residence

                  245 East 58th Street
                  New York, NY 10022

            (c)   Citizenship

                  USA

            (d)   Title of Class of Securities

                  Common Stock

            (e)   CUSIP Number

                  315638-10-9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

            (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

            (b) [ ]  Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c);

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
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                                                                     Page 5 of 7


            (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:                         3,233,014

            (b)   Percent of class:                                       7.38

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote     3,233,014

                  (ii)  Shared power to vote or to direct the vote         -0-

                  (iii) Sole power to dispose or to direct the
                        disposition of                               3,233,014

                  (iv)  Shared power to dispose or to direct the
                        disposition of                                     -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security seess.240.13d-3(d)(1).

One Financial Group Incorporated is a personal services corporation founded, wholly owned and controlled by Steven Phillips.

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                                                                     Page 6 of 7


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.    CERTIFICATION.

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 7 of 7



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       By: One Financial Group Incorporated


                                       /s/ Steven Phillips
                                       ----------------------------------------
                                       Steven Phillips, President



                                       By: Steven Phillips


                                       /s/ Steven Phillips
                                       ----------------------------------------
                                       Steven Phillips